Exhibit 10.1

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (together with the Exhibits hereto, the “TSA” or “Agreement”), is made as of February 21, 2025 (the “Effective Date”), by and between Western Digital Corporation, a Delaware corporation (“WDC”), and Sandisk Corporation, a Delaware corporation (together with its successors and assigns, “Spinco”). Each of WDC and Spinco are hereinafter referred to as a “Party” and are collectively the “Parties” to this Agreement.

W I T N E S S E T H:

WHEREAS, WDC, directly and indirectly through its wholly owned Subsidiaries, is engaged in the Flash Business;

WHEREAS, WDC and Spinco have entered into a Separation and Distribution Agreement, dated as of February 21, 2025 (as amended, modified or supplemented from time to time in accordance with its terms, the “SDA”), pursuant to which, and on the terms and conditions of which, among other things, (i) WDC has agreed to transfer to Spinco, and Spinco has agreed to receive and assume, certain assets and liabilities of the Flash Business and (ii) following such transfer and the other transactions specified in the SDA, WDC has agreed to effect the Distribution, all as more specifically described in, and subject to the terms of, the SDA;

WHEREAS, prior to the Separation Time, the Flash Business received certain services from WDC and certain of its Affiliates, and WDC and certain of its Affiliates received certain services from the Flash Business; and

WHEREAS, WDC and Spinco each desire that certain of these services continue to be provided after the Distribution upon the terms and conditions set forth in this TSA.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this TSA, and intending to be legally bound, and for other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, WDC and Spinco hereby agree as follows:

SECTION 1. Definitions Incorporated. All capitalized terms used but not otherwise defined in this TSA have the meanings ascribed to them in the SDA.

SECTION 2. Additional Definitions. Unless the context otherwise requires, the following terms, in their singular or plural forms, used in this TSA shall have the meanings set forth below:

2.1 “Early Termination Costs” means, without duplication of any Fees or Out-of-Pocket Costs paid or payable hereunder, any third-party costs or expenses incurred or paid by Service Provider, or that Service Provider is or will be obligated to pay pursuant to any commitments, purchase orders, work orders or any agreements entered into in good faith with third parties in order to provide such

Service, including non-refundable prepayments to vendors or termination penalties payable pursuant to such agreements, to the extent such costs or expenses could not be reasonably avoided and would otherwise not have been incurred if the applicable Service had not been terminated prior to its scheduled Service Term.

2.2 “Excluded Service” means a service set forth on a schedule of excluded services that is attached to this TSA.

2.3 “Fees” means the fees set forth in a Service Schedule to be paid to Service Provider and its Affiliates in connection with providing Services to Service Recipient.

2.4 “Governance Framework” means the document attached as Exhibit B to this TSA.

2.5 “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or official guidance issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

2.6 “Losses” means direct losses, damages, costs and expenses; provided that “Losses” shall not include any (A) punitive, exemplary or special damages or (B) any indirect, incidental or consequential damages.

2.7 “Service Provider” means a Party in its capacity as a provider of Services hereunder.

2.8 “Service Recipient” means a Party in its capacity as a recipient of Services hereunder.

2.9 “Service Schedule” means a schedule for Services that is attached as Exhibit A to this TSA.

2.10 “Service Term” means the period of time during which Service Provider will provide each individual Service to Service Recipient. Unless stated otherwise in the Service Schedule, all Service Terms commence immediately following the Distribution.

2.11 “Services” means the services to be provided by Service Provider or an Affiliate of Service Provider to Service Recipient set forth in a Service Schedule.

2.12 “Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

2.13 “WDC Business” means the businesses of WDC and its Subsidiaries at Closing (for the avoidance of doubt, other than the Flash Business).

SECTION 3. Services Provided.

3.1 Agreement to Provide Services.

3.1.1 Services. Pursuant to the terms and conditions of this TSA and the applicable Service Schedules, Service Provider will, or will, in accordance with Section 6.5, cause one or more of its Affiliates or third-party contractors to, provide the Services described in each Service Schedule to Service Recipient in accordance with the service standards set forth in Section 6.1. Unless otherwise agreed by the Parties in a Service Schedule, Service Provider shall not be required to provide any Service in a location other than where such Service was performed as of immediately prior to the Closing. Service Recipient agrees that the Services are for the sole use and benefit of Service Recipient and its Affiliates, in each case, solely with respect to the Flash Business or the WDC Business, as applicable, conducted at Closing. Service Recipient shall not resell any of the Services to any Person whatsoever and shall not permit the receipt or use of the Services by any Person other than for the conduct of the Flash Business or the WDC Business, as applicable, in the ordinary course consistent with past practice. Subject to Section 3.1.2, for the avoidance of doubt, except as set forth in a Service Schedule executed by each Party, neither Service Provider nor any of its Affiliates shall be obligated to provide any other services to Service Recipient or any of its Affiliates.

3.1.2 Omitted Services. If either Party (a) identifies a service that (i) WDC provided to the Flash Business as of immediately prior to Closing that Spinco reasonably needs in order for the Flash Business to continue to operate in substantially the same manner in which the Flash Business operated as of immediately prior to Closing and such service was not set forth on the Service Schedules (other than an Excluded Service) or (ii) the Flash Business provided to WDC as of immediately prior to Closing that WDC reasonably needs in order for the WDC Business to continue to operate in substantially the same manner in which the WDC Business operated as of immediately prior to Closing, and such service was not set forth on the Service Schedules (other an Excluded Service); provided that in each case of (i) and (ii), the requesting Party or its Affiliates do not have the ability or resources to perform the service or to obtain such service from a third party without undue hardship or expense (the services referenced in clause (i) and clause (ii), the “Omitted Services”), and (b) provides a written change request (in the form agreed by the Parties) to the other Party requesting such Omitted Service within ninety (90) days after the Closing, then such other Party shall negotiate in good faith to provide such Omitted Service, as applicable; provided that the actual Fees associated with any such Omitted Services will be determined in a manner consistent with the manner used to determine the compensation for similar Services; provided, however, that neither Party shall be obligated to provide any Omitted Service if it does not, in its reasonable judgment, have adequate resources to provide such Omitted Service. Without limiting the foregoing, Service Recipient shall bear all of Service Provider’s internal and external fully burdened costs and expenses, including Out-of-Pocket Costs, incurred in connection with the provision of the Omitted Services. The Parties shall document any such addition of an Omitted Service in a Service Schedule. Such Service Schedule shall describe in reasonable detail the nature, scope, Service Term and other terms applicable for any such Omitted Services. Each such Service Schedule shall be deemed part of this TSA as of the date of such agreement and the Omitted Services set forth therein shall be deemed “Services” provided under this TSA, in each case subject to the terms and conditions of this TSA.

3.1.3 Service Adjustments. After the Distribution, if Service Provider or Service Recipient desires to adjust any Services or change the manner in which Services are provided (such adjustments and changes other than the addition of Omitted Services, “Service Adjustments”), then such Service Provider or Service Recipient, as applicable, will provide a written change request (in the form agreed to by the Parties) to the other Party, and the Parties shall negotiate in good faith to make such Service Adjustments; provided, however, that Service Provider shall not be obligated to provide any Service Adjustment if the Service Provider and Service Recipient are unable to reach agreement on the terms thereof (including with respect to compensation therefor) unless such Service Adjustment is required by a change in any Legal Requirements applicable to such Services. If the Parties agree to any Service Adjustment, then the Parties shall document such terms in an amendment to the applicable Service Schedule. Each amended Service Schedule, as agreed to in writing by the Parties, shall be deemed part of this TSA as of the date of such agreement and the Service Adjustments set forth therein shall be deemed “Services” provided under this TSA, in each case subject to the terms and conditions of this TSA.

3.2 Points of Contact; Disputes.

3.2.1 Points of Contact. With respect to each Service on a Service Schedule, each of Service Provider and Service Recipient shall identify in writing to the other Party a point of contact for such Service. Such points of contact shall be the initial points of contact with respect to any matters with respect to the day-to-day provision of such Services, including attempting to resolve any issues that may arise during the performance of such Services. Any reference in this TSA to the cooperation of the Parties, or the use of good faith efforts to negotiate between the Parties or any other contact or communication between the Parties, shall be deemed to be an obligation of such points of contact on behalf of the Parties and for communication to be, in the first instance, between the respective points of contact of Service Provider and Service Recipient and, if requested by a Party, the applicable functional leaders of each Party shall participate in such negotiation (e.g., if the Services subject to the Dispute (as defined below) concern IT, then the functional heads of the Parties for such IT services shall participate). The Parties’ points of contact and functional leaders shall perform their responsibilities as described above in a manner consistent with the Governance Framework, including with respect to governance structure, responsibilities, meeting cadence and reporting. If a material dispute arises that the points of contacts are not able to resolve within ten (10) Business Days (or such longer period as the points of contact may mutually agree), the terms in Section 3.2.2 shall apply. The points of contact may delegate authority to other Service Provider or Service Recipient personnel (as applicable) to act as initial points of contact with respect to certain Services or categories of Services as appropriate; provided that such personnel shall be of sufficient authority to be able to make decisions in the ordinary course under this Agreement and to serve as an effective channel for escalations.

3.2.2 Disputes. Subject to and without prejudice to either Party’s right to seek immediate specific performance at any time, in the event of any material dispute between the Parties relating to the Services or this TSA that is not resolved by the Parties’ respective points of contact (“Dispute”), the points of contact may escalate the Dispute to senior management of the Parties or their designated delegates, which for WDC shall initially be Sally Brown, and for Spinco shall initially be Frances (Mingying) Fan. Within five (5) Business Days of the receipt by a Party of a notice from the other Party of the existence of a Dispute (the “Dispute Notice”), the receiving Party shall submit a written response to the other Party (the “Dispute Response”). Both the Dispute Notice and the Dispute Response shall include (i) a statement of the disputing Party’s position with regard to the Dispute and a summary of arguments supporting that position; and (ii) the name and title of the senior executive who will represent that Party in attempting to resolve the Dispute pursuant to this Section 3.2.2. Within five (5) Business Days of receipt of the Dispute Response, the designated executives shall meet (including by teleconference or video conference) and attempt to resolve the Dispute. All communications made in connection with this clause shall be protected to the same extent as provided in Rule 408 of the Federal Rules of Evidence, confidential and shall not be referred to, or admissible for any purpose, in any subsequent proceedings. If any Dispute is not resolved within twenty (20) Business Days of receipt of the Dispute Notice (or within such longer period as to which the Parties have agreed in writing), then the Parties may pursue all available remedies in accordance with Section 12.5. Each Party agrees that it will, unless otherwise directed or if rendered impracticable by the other Party, continue performing its other undisputed obligations under this TSA while any dispute is being resolved until the expiration or termination of the Agreement Term, and any disputed Service shall continue to be provided by the Service Provider unless suspended for non-payment in accordance with Section 4.5 or an act or omission of Service Recipient directly or indirectly renders such disputed Service impracticable to reasonably perform.

SECTION 4. Compensation.

4.1 Compensation for Services. Subject to the terms and conditions in this TSA, the compensation to be paid by Service Recipient to Service Provider for each Service set forth in a Service Schedule during the Agreement Term (as defined below) shall equal the Fees set forth in the applicable Service Schedule with respect to such Service. Subject to any thresholds set forth in the Service Schedules, a Party may request that Fees for a particular Service (less any administrative mark-up or, if applicable, extension-related escalator) be adjusted to more closely reflect the actual costs being incurred to provide such Service. The Parties shall discuss such request in good faith, but Fees shall not be adjusted unless mutually agreed by the Parties. Except as otherwise set forth in a Service Schedule, for any Service where the price for the Service is expressed as a time-based rate (such as a specified dollar amount per month), if such Services are provided for only a portion of the specified time period, the Services will be deemed provided for the full time period for purposes of determining the Fees under this TSA.

4.2 Out-of-Pocket Costs and Expenses. Unless otherwise set forth on a Service Schedule, the Fees set forth in the Service Schedules are exclusive of any third-party costs that may be incurred by Service Provider or any of its Affiliates to provide such Services in the ordinary course. Such third-party costs may include (a) expenses related to travel (including long-distance and local transportation, accommodation and meal expenses and other incidental expenses) of Service Provider’s or its Affiliates’ personnel incurred to provide the Services to the extent such expenses are reimbursable under the then-existing policies of Service Provider or its Affiliates, (b) all third-party consultant and third-party service provider fees incurred to provide the Services and (c) any other incremental out-of-pocket, third-party costs incurred to provide the Services (collectively, such incremental out-of-pocket costs, the “Out-of-Pocket Costs”). All of the foregoing shall be charged and invoiced by Service Provider to Service Recipient on a straight pass-through basis, monthly in arrears in accordance with Section 4.4; provided, however, that the aggregate amount of any third-party costs, including Out-of-Pocket Costs, payable by Service Recipient hereunder shall not exceed $50,000 per month without the prior written consent of Service Recipient, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that Out-of-Pocket Costs related to travel shall only be charged and invoiced where such costs equal or exceed $5,000 in any month with respect to any Service.

4.3 Taxes. The Fees set forth in the Service Schedules are exclusive of Taxes. Service Recipient will pay and be liable for any and all sales, service, value added or similar Taxes imposed on, sustained, incurred, levied and measured by: (a) the cost, value or price of Services provided by Service Provider under this TSA; or (b) Service Provider’s cost in acquiring property or services used or consumed by Service Provider in providing Services under this TSA (collectively, the “Sales and Service Taxes”); provided, however, that (a) in the case of any value-added Taxes, Service Recipient shall not be obligated to pay such Taxes unless Service Provider has issued to Service Recipient a valid value-added Tax invoice in respect thereof, and (b) in the case of all Sales and Service Taxes, Service Recipient shall not be obligated to pay such Taxes if and to the extent Service Recipient has provided any valid exemption certificates or other applicable documentation that would eliminate or reduce the obligation to collect or pay such Taxes, to the extent permitted by applicable law. Sales and Service Taxes payable by Service Recipient but required to be remitted by Service Provider shall be reimbursed by Service Recipient to Service Provider (who shall remit such amounts to the appropriate taxing authority) in accordance with Section 4.4 or as otherwise mutually agreed in writing by the Parties. At Service Recipient’s reasonable request and at Service Recipient’s expense, the Parties shall cooperate in good faith to reduce or eliminate any Sales and Service Taxes; provided, further, that, (x) Service Provider will, at Service Recipient’s reasonable request and at Service Recipient’s expense, reasonably cooperate with Service Recipient in Service Recipient’s pursuit of the refund of any Sales and Service Taxes, and (y) in the event that Service Provider receives a refund of any Sales and Service Taxes previously remitted to an appropriate taxing authority, Service Provider shall promptly surrender such refund to Service Recipient.

4.3.1 Each of Service Provider and Service Recipient shall pay and be responsible for all other Taxes applicable to each of them, including Taxes based on their own respective net income or profits or assets.

4.3.2 Payments for Services or other amounts under this TSA shall be made net of any required withholding, and to the extent such required amount is withheld or deducted and paid over to the applicable taxing authority, such amount shall be treated for all purposes of this TSA as having been paid to the Person in respect of which such withholding or deduction was made. Notwithstanding the foregoing, if Service Provider reasonably believes that a reduced rate of withholding applies or Service Provider is exempt from withholding, then Service Provider will notify Service Recipient and Service Recipient will, to the extent permitted by applicable law, apply such reduced rate of withholding or no withholding at such time as Service Provider has provided Service Recipient with evidence reasonably satisfactory to Service Recipient that a reduced rate of or no withholding is required (and that all necessary administrative provisions or requirements have been completed). The Parties shall cooperate in good faith to reduce or eliminate the need to withhold with respect to payments under this TSA. Service Recipient shall timely remit any amounts withheld to the appropriate taxing authority and shall provide Service Provider with a receipt or other documentation evidencing such payment, including the amount paid and the applicable taxing authority to which payment was made. Service Recipient shall not be required in any circumstances to pursue any refund of Taxes withheld and paid over to a taxing authority; provided, however, that (a) Service Recipient will, at Service Provider’s reasonable request and at Service Provider’s expense, cooperate with Service Provider in Service Provider’s pursuit of such refund of Taxes, and (b) in the event that Service Recipient receives a refund of any amounts previously withheld from payments to Service Provider and remitted, Service Recipient shall promptly surrender such refund to Service Provider.

4.3.3 Each of Service Provider and Service Recipient shall promptly notify the other of any deficiency claim or similar notice by a taxing authority with respect to Sales and Service Taxes or withholding on any amount payable under this TSA, and shall provide the other with such information as reasonably requested from time to time, and shall fully cooperate with the Service Provider or Service Recipient, as applicable, in connection with: (a) the reporting of such Sales and Service Taxes or withholding; (b) any audit relating to such Sales and Service Taxes or withholding; and (c) any assessment, refund, claim or proceeding relating to such Sales and Service Taxes or withholding.

4.3.4 Except as otherwise specifically provided in this TSA, Tax matters shall be exclusively governed by the Tax Matters Agreement, and in the event of any inconsistency between the Tax Matters Agreement and this TSA, the Tax Matters Agreement shall control. The procedures relating to indemnification for Tax matters shall be exclusively governed by the Tax Matters Agreement.

4.4 Terms of Payment. Within fifteen (15) days following the end of each month where Services are provided, Service Provider will invoice Service Recipient for the applicable Fees of each Service provided in such month according to the Fee schedule set forth in the applicable Service Schedule together with, subject to the last sentence of Section 4.2, any Out-of-Pocket Costs, and, subject to Section 4.3, Sales and Service Taxes. Service Provider shall include in such invoices, in reasonable detail, the additional amounts, such as Sales and Service Taxes and/or Out-of-Pocket Costs incurred in such month, that are payable in addition to the prices for the Services. Within ninety (90) days after receipt of an invoice submitted in good faith or, if the Service Recipient issues payments on a monthly basis (“Monthly Payment Cycle”), on the date of the next Monthly Payment Cycle following ninety (90) days after receipt of such invoice, Service Recipient shall pay the undisputed amounts in such invoice by wire transfer in immediately available funds (or such other means as the Parties may mutually agree in writing). All amounts due for Services rendered pursuant to this TSA shall be billed and paid in United States dollars or the applicable currency for such Services set forth on the applicable Service Schedule hereto.

4.5 Late Payment. In the event that Service Recipient fails to timely pay any invoiced amounts not subject to a pending dispute pursuant to and in accordance with Section 4.4, Service Provider may suspend performance of the particular Service (and, if applicable, its related Bundled Services) for which payment has not been timely received after providing twenty (20) Business Days’ written notice of non-payment, such notice to be provided to Service Recipient senior management set forth in Section 3.2.2. In the event a good faith dispute is raised by Service Recipient during such twenty (20) Business Days period, the provisions of Section 3.2.1 and Section 3.2.2 shall apply. Service Provider’s right to suspend performance of a particular Service for failure to make timely payment in accordance with Section 4.4 and this Section 4.5 are in addition to the rights set forth in Section 5.5.

SECTION 5. Term and Termination.

5.1 Term of TSA and Services. Except as expressly provided otherwise in this Section 5 or elsewhere in this TSA or in the Service Schedule, the term of this TSA shall commence at the Effective Time and end at 11:59 p.m. Pacific Time on the date that is two (2) years after the Effective Date (such period, the “Agreement Term”). Service Provider (or its Affiliates) shall provide each of the Services for the Service Term set forth in the Service Schedule for such Service (plus any extension pursuant to Section 5.2). If the Service Schedule for a Service does not set forth a Service Term, the Service Term for such Service shall end on the date that is six (6) months after the Effective Date. For the avoidance of doubt, in no event will Service Provider or any of its Affiliates be required to provide a Service beyond its Service Term (as it may be extended in accordance with Section 5.2). The Parties acknowledge and agree that it is their objective to have all Services and all related transition activities completed as soon as possible, with the stated goal of accelerating transition activities, where practical.

5.2 Service Term Extension. Notwithstanding anything to the contrary in this TSA, or the Service Schedules, in no event shall Service Provider or any of its Affiliates have any obligation to provide any Services beyond the Agreement Term. Subject to the foregoing, Service Recipient may upon written notice of no less than sixty (60) days (or, solely with respect to Services with initial Service Terms that are three (3) months or less, thirty (30) days) prior to the end of the then-current Service Term request an extension of such Service Term. Upon receipt of a timely request for the extension of a Service Term in accordance with this Section 5.2, solely for any Service which is not designated as “Non-extendable” in the Service Schedules, where (i) the initial Service Term is ten (10) months or less, the applicable Service Term shall be extended for an extension period of a minimum of two (2) months and the applicable Service Term shall not extend beyond the date that is twelve (12) months after the Effective Date, and (ii) the initial Service Term is greater than ten (10) months, the applicable Service Term shall be extended for an extension period of a minimum of two (2) months and the applicable Service Term shall not extend beyond the date that is fifteen (15) months after the Effective Date; provided that (a) as set forth on the Service Schedules, a surcharge shall be added to the Fees payable by Service Recipient for such extended Service, (b) any consents required in connection with extending a Service shall be sought by Service Provider in accordance with this TSA, (c) if Service Recipient requests to extend a Service that is interdependent with other Services, as indicated in the Service Schedule for such Service (any Services so indicated in their respective Service Schedules as being interdependent, “Bundled Services”), then Service Recipient must also extend such interdependent Services, to the extent necessary, and (d) there shall be no right to extend the Service Term for any Services for less than an additional two (2) months or to extend the Service Term beyond the date that is either twelve (12) or fifteen (15) months after the Effective Date (as applicable in accordance with (i) and (ii), above).

5.3 Termination of Individual Services by Service Recipient for Convenience. Service Recipient may, at any time after the Effective Date, terminate any individual Service provided under this TSA on a Service-by-Service basis upon written notice to Service Provider identifying the particular Service or Bundled Services to be terminated and the effective date of such termination (“Termination Notice”), which date shall not be earlier than sixty (60) days after Service Provider’s receipt of such Termination Notice, unless Service Provider otherwise agrees in writing. Notwithstanding the foregoing, except with the prior written consent of Service Provider, Service Recipient shall not be able to terminate any individual Service that is a Bundled Service or for which there are any other Bundled Services, without also terminating its Bundled Services. If Service Recipient has requested termination of any particular Service or Bundled Services and has not withdrawn such request pursuant to Section 5.3.1, Service Provider shall have no obligation to provide such Service or Bundled Services after the applicable date of termination of such Service or Bundled Services.

5.3.1 Service Recipient shall reimburse Service Provider for Early Termination Costs, if any, and if and to the extent set forth on the Service Schedules, resulting from any such early termination, and Service Provider shall use commercially reasonable efforts to mitigate any such Early Termination Costs; provided that, within thirty (30) days after Service Recipient’s written request identifying the applicable Services and expected termination dates, Service Provider shall provide to Service Recipient a good faith estimate of the amounts of Early Termination Costs resulting from such early termination of such Services and Service Recipient may withdraw its request to terminate such Services no later than five (5) days after Service Provider provides such estimate.

5.4 Termination of Agreement. This TSA shall terminate on the earliest to occur of: (a) the last date of the Agreement Term; (b) the date on which the provision of all Services have been completed or terminated pursuant to Section 5.3; and (c) the date on which this TSA is terminated pursuant to Section 5.6.

5.5 Termination for Cause. Subject to Section 6.3, if either Party materially breaches this TSA and such Party does not cure such breach within twenty (20) Business Days after the later of (a) receiving reasonably detailed written notice thereof from the non-breaching Party and (b) completion of a dispute resolution procedure with respect to such breach in accordance with Section 3.2.2, the non-breaching Party may terminate this TSA, in whole or in part with respect to the Service(s) to which the breach relates and any Bundled Service(s), immediately following the expiration of such twenty (20)-day period by providing written notice of termination to the Party in breach. Notwithstanding the foregoing, if any such material breach is not reasonably curable within twenty (20) Business Days, but the breaching Party has (i) provided, within the twenty (20) Business Days period after written notice has been delivered, a remedial plan to cure such breach that is reasonably satisfactory to the non-breaching Party, and (ii) is making a bona fide effort to cure such breach in accordance with such plan; then such termination may be delayed upon mutual agreement for a time period to be agreed by both Parties in order to permit the breaching Party a reasonable period of time to cure such breach. In connection with any breach or alleged breach due to late payment, this Section 5.5 shall not limit the provisions of Sections 4.4–4.5.

5.6 Termination Upon Insolvency. This TSA may be terminated, effective immediately upon written notice, by either Party if the other Party files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law or makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for it or a substantial part of its property.

5.7 Effect of Termination; Survival. In the event of the expiration or any termination of this TSA, Service Provider shall be entitled to all amounts due for the provision of Services rendered prior to the date of termination and such amounts will be determined in accordance with the prices set forth in the applicable Service Schedule(s) and will be invoiced and paid by Service Recipient in accordance with the terms in this TSA. The following Sections shall survive the termination or expiration of this TSA: Section 1 and Section 2 (in each case as necessary to interpret any surviving provision hereunder), Section 4 (solely with respect to amounts accrued prior to the termination or expiration of this TSA), this Section 5.7, Section 6.8, Section 6.10, Section 6.13, Section 8.2, Section 9, Section 10, Section 11, and Section 12.

SECTION 6. Certain Covenants.

6.1 Standard for Service. Subject to the terms and conditions of this TSA (including Section 6.3), Service Provider agrees (a) to perform (or to cause its applicable Affiliate(s) or third-party service provider(s) to perform) any Services that it provides hereunder at substantially the same levels as those Services were provided by Service Provider as of immediately prior to the Closing without giving effect to modification of business practice due to preparation for the Separation and with substantially the same quality of service, degree of care and level of service at which the same or similar services were provided by or on behalf of such Service Provider as of immediately prior to Closing or, if not so previously provided, then substantially similar to those which are applicable to similar services provided to Service Provider’s Affiliates or other business units and (b) upon receipt of written notice from Service Recipient identifying any outage, interruption or other failure of a Service, to respond to such outage, interruption or other failure of such Service in a manner that is substantially similar to the manner in which such Service Provider or its Affiliates responds with respect to internally provided services. The Parties acknowledge that an outage, interruption or other failure of any Service shall not be deemed a breach of this Section 6.1 so long as the applicable Service Provider complies with the foregoing clause (b).

6.2 No Violation of Laws. Neither Service Provider nor its Affiliates (nor third-party service providers) shall be required to provide all or any part of any particular Service or Services to the extent that providing such Service or Services would require (based on the advice of counsel) Service Provider or its Affiliates to violate any applicable Legal Requirements. If Service Provider is or becomes aware of any such potential violation (as determined based on the advice of counsel) on the part of such Service Provider, such Service Provider shall promptly send a written notice to Service Recipient of any such potential violation. Upon Service Recipient’s request and at Service Recipient’s cost and expense, Service Provider shall use commercially reasonable efforts to try to perform the affected Service in a manner that would not violate the applicable Legal Requirement.

6.3 Cooperation. It is understood that it will require significant efforts of all Parties to implement this TSA and to ensure performance hereunder at the agreed-upon level and on the agreed-upon timeframe (subject to all the terms and conditions of this TSA). The Parties will reasonably cooperate (acting in good faith) to effect a smooth and orderly transition of the performance of the Services provided hereunder from Service Provider and its Affiliates to Service Recipient and/or its Affiliates (including, as may be agreed by the Parties, with respect to the assignment or transfer of the rights and obligations under any third-party contracts relating to the Services). Such cooperation shall include the provision of such reasonable access to each Party to the other Party’s personnel and records as shall be reasonably necessary to facilitate the transition of the Services, including reasonable administrative support and general assistance with knowledge transfer from Service Provider and at the Service Recipient’s cost (or if such conduct or activity is included in a Service, then at the cost set forth therefor in the Service Schedule). In addition, Service Recipient and its Affiliates shall not take any action (or fail to take any action) that would interfere with the ability of Service Provider or its Affiliates to provide the Services or that would materially increase the Fees therefor (without an undertaking by the Service Recipient to cover such increase). If a failure of Service Recipient to act in accordance with this Section 6.3 prevents or inhibits the provision of a Service hereunder, Service Provider or its Affiliates shall be relieved of its obligations to provide such Service, to the extent affected until the failure has been remedied.

6.4 Means of Providing Services.

6.4.1 Subject to Section 3.1.3 and Section 6.1 and Service Provider’s obligation to perform the Services in accordance with the terms of this TSA and the Service Schedule, Service Provider shall determine the means and resources used to provide the Services. Without limiting the foregoing, Service Provider or its Affiliates may elect to modify or replace at any time (a) its policies and procedures; (b) any Affiliates and/or third parties that provide any Services; (c) the location from which any Service is provided; or (d) the intellectual property rights, information technology, products and services used to provide the Services.

6.4.2 Service Recipient acknowledges that Service Provider may be providing similar services, and/or services that involve the same resources as those used to provide the Services, to its internal organizations, Affiliates and to third parties, and the provision of such similar services, in and of itself, shall in no way be deemed to be a breach of Service Provider’s obligations hereunder.

6.4.3 Subject to Section 6.1 and any limitations with respect to outages specified in any Service Schedule, Service Provider or its Affiliates may suspend the provision of the Services (or any part thereof), from time to time, to enable the performance of routine or emergency maintenance to the assets used in connection with the provision of the Services that are required to provide the Services; provided that (a) Service Provider shall provide Service Recipient with reasonable prior notice of such suspension and the anticipated duration of the suspension, in each case to the extent practicable; and (b) Service Provider shall use commercially reasonable efforts to carry out the applicable maintenance and resume the provision of the applicable Services as soon as reasonably practicable.

6.5 Authorized Service Providers. Except as otherwise specified in a Service Schedule with respect to the Services under such Service Schedule, but without limiting the obligations of the Service Provider under Section 6.1, Service Provider or any of its Affiliates may, as it deems necessary or appropriate in providing the Services, (a) use the personnel of Service Provider or its Affiliates (it being understood that such personnel can perform the Services on behalf of Service Provider or its Affiliates on a full-time or part-time basis, as reasonably determined by Service Provider or its Affiliates in accordance with the obligations under this TSA relating to the provision of the Services, including Section 6.1); (b) employ the services of third parties who are in the business of providing such Services; provided that (i) Service Provider’s use of a third party to perform the Services does not relieve Service Provider of its obligations pursuant to this TSA including with respect to Section 6.1, even during any transition of Services from Service Provider to such third party and (ii) Service Provider shall use the same degree of care in selecting any such third party as it would if such third party were being retained to provide similar services to Service Provider, but in no event less than a reasonable degree of care; or (c) require the assignee or transferee of Service Provider or its Affiliates of the relevant personnel or assets pursuant to Section 12.8 to provide the applicable Services.

6.5.1 In performing the Services, employees and representatives of Service Provider and its Affiliates shall, as between the Parties, be under the direction, control and supervision of Service Provider or its Affiliates (and not Service Recipient) and, as between the Parties, Service Provider or its Affiliates shall have the sole right and obligation to exercise all authority and control with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives. Service Recipient acknowledges and agrees that, except as set forth on the Service Schedules, it has no right hereunder to require that Service Provider or its Affiliates perform the Services hereunder with specifically identified employees or, subject to clause (b) of Section 6.5, above, third parties and that the assignment of employees or, subject to clause (b) of Section 6.5, above, third parties to perform such Services shall be determined in the sole discretion of Service Provider; provided that if Service Provider intends to transition performance of a Service to a third party that is being performed by its or its Subsidiaries’ employees, Service Provider shall provide Service Recipient ten (10) Business Days’ prior written notice of such transition; provided, further, that Service Provider will use commercially reasonable efforts to limit the disruption to Service Recipient in the transition of the Services to different personnel (whether employees or third parties).

6.6 Relationship of the Parties. Nothing contained in this TSA shall be construed as creating a partnership, joint venture, joint employer, agency, trust or similar relationship among or between the Parties, each Party being individually responsible only for its obligations as set forth in this TSA. Service Provider and its Affiliates shall provide the Services hereunder in the capacity of an independent contractor and not as an employee, agent or joint venture counterparty of Service Recipient. Without limiting the foregoing, (a) Service Recipient shall not have, or hold itself out as having, any power or authority to bind Service Provider to any contract, undertaking or other engagement with any third party and (b) Service Provider shall not have, or hold itself out as having, any power or authority to bind Service Recipient to any contract, undertaking or other engagement with any third party.

6.7 Treatment of Employees.

6.7.1 Except as set forth in any Service Schedule, the Employee Matters Agreement or any other Ancillary Agreement, employees of Service Recipient involved in the receipt of the Services shall remain as the employees of Service Recipient, and Service Recipient shall be solely responsible for the payment and provision of all wages, bonuses, severance, workers’ compensation insurance, unemployment insurance, employment taxes, commissions and employee benefit plans, programs or arrangements relating to such employees.

6.7.2 Except as set forth in the Employee Matters Agreement or any other Ancillary Agreement, employees of Service Provider and its Affiliates involved in the provision and administration of the Services shall remain as the employees of Service Provider and its Affiliates, and Service Provider and its Affiliates shall be solely responsible for the payment and provision of all wages, bonuses, severance, workers’ compensation insurance, unemployment insurance, employment taxes, commissions and employee benefit plans, programs or arrangements relating to such employees.

6.8 No Violation of Third-Party Agreements. If Service Provider reasonably believes that the provision of any Services will result in a violation of any third-party agreement or that a third party’s consent, authorization or approval is necessary to provide the Services, then Service Provider will notify Service Recipient and the Parties shall cooperate in good faith to procure for Service Recipient, at Service Recipient’s cost and expense, any applicable licenses, enter into any appropriate agreement or obtain the necessary consent, authorization or approval in order to allow the Services to be provided in accordance with the terms set forth herein. All costs incurred as a result of the cooperation of the Parties pursuant to the immediately preceding sentence shall be borne by Service Recipient, except for any costs associated with any third-party consent, approval, license, agreement or other authorization that Service Provider reasonably should have known prior to Closing would be necessary (which costs shall be borne by Service Provider).

6.9 Information Provided by Service Recipient. Service Recipient will provide (or will cause to be provided) to Service Provider complete and accurate data and information to the extent available to the Service Recipient and to the extent necessary for Service Provider or its Affiliates to provide the Services. Service Provider and its Affiliates may rely on the completeness and accuracy of such data and information in connection with the provision of the Services to Service Recipient. Neither Service Provider nor its Affiliates will be liable or responsible for any failure to provide a Service in compliance with this TSA as a result of such data or information provided by Service Recipient being incomplete or inaccurate and Service Recipient will be responsible and liable therefor.

6.10 No License. Without limiting any rights granted under the SDA (or any Ancillary Agreement other than this TSA thereunder), Service Provider and its Affiliates are not granting, and nothing hereunder shall be deemed to grant, any license under any intellectual property or proprietary rights of Service Provider and its Affiliates, and Service Provider and its Affiliates shall retain all right, title and interest in and to all such intellectual property and proprietary rights.

6.11 Import/Export.

6.11.1 With respect to all transactions for which Service Provider will provide Services pursuant to this TSA, Service Recipient shall be solely responsible for compliance by it with respect to the carrying out of its obligations hereunder with all applicable U.S. and non-U.S. laws and regulations relating to export controls, sanctions and imports, including the Export Administration Regulations (“EAR”) maintained by the

U.S. Department of Commerce’s Bureau of Industry and Security, sanctions laws administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or by the U.S. Department of State, and import regulations administered by U.S. Customs and Border Protection. Service Recipient and Service Provider shall use commercially reasonable means to supply each other on a timely basis with documentation and assistance required to complete the export and/or importation process associated with the provision or receipt of Services, as applicable. Any performance obligation arising under this TSA is contingent upon prior receipt by Service Recipient and/or its Affiliates of all necessary government authorization, and Service Provider shall not be liable for any breach, non-performance or delay in performance resulting from the failure by Service Recipient or its Affiliates to obtain any such authorization. Notwithstanding the terms of Section 10 of this TSA, Service Recipient agrees to reimburse Service Provider for reasonable and documented out-of-pocket expenses actually incurred by Service Provider for responding to any government-initiated audit related to export and/or import transactions, including the cross-border provision of services under this TSA. Notwithstanding Section 10, Service Recipient shall be liable for any surcharges, penalties or damages assessed or incurred for violations of sanctions, export and/or import-related laws and regulations applicable to transactions for which Service Provider will provide Services under this TSA, except for violations caused by any deliberate and willful act or omissions of Service Provider.

6.11.2 Notwithstanding the foregoing, Service Provider shall not be required to undertake or perform any obligation set forth in Section 6.11.1 if Service Provider (or one of its Affiliates) did not undertake or perform the applicable activity prior to Closing and Service Provider shall not be responsible for undertaking or performing any such obligation to a greater degree and extent than, or for incurring any expenses in connection therewith greater than, that undertaken, performed or incurred prior to Closing.

6.12 Transition Planning. Service Recipient shall, as soon as reasonably practicable following the Effective Date, and in any event no later than March 31, 2025, provide in writing to Service Provider a draft transition plan with respect to transfer or termination of the Services (the “Transition Plan”), which Transition Plan shall describe Service Recipient’s proposed transition activities and any transition assistance Service Recipient requests from Service Provider in connection with such transfer or termination. Service Provider will review and comment on the Transition Plan and the Parties shall reasonably cooperate with each other to create a final Transition Plan. The Transition Plan shall provide for a completion date that is no later than the last date of the Agreement Term. Without limiting the obligations of the Service Provider under an applicable Service Schedule, the Service Provider shall reasonably cooperate with and offer such commercially reasonable assistance to the Service Recipient at Service Recipient’s cost as set forth therefor in the Service Schedule (or if not set forth in the Service Schedule, then at Service Recipient’s cost), as is necessary to implement the Service Recipient’s final Transition Plan and the transfer of responsibility for the provision of the Services to Service Recipient or a new provider.

6.13 Ownership of Business Data. For the purposes of this TSA, the term “Business Data” shall mean any and all business, accounting, personnel and customer-related data or other similar records, data and information, in each case, to the extent exclusively related to the business of Service Recipient that is generated, collected or serviced in connection with the Services (including data that is associated with the Services set forth on a Service Schedule). The Parties hereby agree that any and all such Business Data shall be owned exclusively by the Service Recipient, and Service Provider (on its own behalf and on behalf of each of its Affiliates who may provide Services hereunder) hereby assigns and agrees to assign (and shall cause each Affiliate who provides Services hereunder) to Service Recipient all Intellectual Property Rights in such Business Data. Service Provider and its Affiliates shall not make any use of Business Data for any reason other than to provide Services hereunder or as required by applicable Legal Requirements.

SECTION 7. Force Majeure. Except for the obligation to pay for Services already provided, neither Party nor any of their respective Affiliates (nor any Person acting on its or their behalf) shall bear any responsibility or liability for any Losses arising out of any delay, inability to perform or interruption of its performance of obligations under this TSA due to events beyond the reasonable control of such Party, including acts of God, acts of Governmental Authority, acts of the public enemy or due to terrorism, war, epidemic, pandemic, riot, flood, civil unrest, insurrection, strike or labor difficulty, severe weather conditions, lack of or shortage of electrical power, systemic malfunctions of equipment or software programs or any other similar event outside of the reasonable control of Service Provider or its Affiliates or any applicable third-party service provider (any such cause or event, hereinafter referred to as a “Force Majeure Event”). In such event, the obligations hereunder of such Party in providing the impacted Service or performing its obligations under this TSA shall be suspended for such time as its performance is suspended or delayed on account thereof but only to the extent that the Force Majeure Event prevents such Party or its Affiliates from performing its duties and obligations hereunder. During the duration of the Force Majeure Event, such Party shall use all commercially reasonable efforts to avoid or remove such Force Majeure Event and shall use all commercially reasonable efforts to resume its performance under this TSA with the least practicable delay. A Force Majeure Event shall not toll or otherwise extend the Agreement Term. Service Recipient shall not be obligated to pay Service Provider for Services with respect to the period when Service Provider is not providing such Services due to a Force Majeure Event and Service Recipient waives all claims for damages related thereto.

SECTION 8. Representations and Warranties.

8.1 Authorization. Each of WDC and Spinco represents and warrants that (a) it has the requisite power and authority to execute and deliver this TSA and to perform the transactions contemplated hereby; (b) all corporate or limited liability company, as the case may be, action on the part of such party necessary to approve or to authorize the execution and delivery of this TSA and the performance of the transactions contemplated hereby to be performed by it has been duly taken; and (c) assuming the due execution hereof by the other Party hereto, this TSA is a valid and binding obligation of such party, enforceable in accordance with its terms, subject to the effect of principles of equity and the applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and other customary qualifications.

8.2 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT, EACH PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) (A) ACKNOWLEDGES AND AGREES THAT THE SERVICES ARE PROVIDED “AS IS,” (B) ASSUMES ALL RISKS AND LIABILITIES ARISING FROM OR RELATING TO ITS USE OF, AND RELIANCE UPON, THE SERVICES, AND (C) ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT, SERVICE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES IN RESPECT OF THE SERVICES OR ANY FACILITIES, RESOURCES OR ITEMS TO BE DELIVERED OR PROVIDED TO SERVICE RECIPIENT OF ANY KIND, NATURE OR DESCRIPTION, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AND SERVICE PROVIDER HEREBY EXPRESSLY DISCLAIMS THE SAME.

SECTION 9. Indemnification.

9.1 Service Recipient Indemnification Obligation. Subject to Section 10 of this TSA, Service Recipient shall defend, indemnify and hold harmless Service Provider and its Affiliates, and its and their respective directors, partners, officers, employees and agents (each, a “Service Provider Indemnified Party”), against any and all Losses suffered, sustained, incurred or paid arising from or relating to breach by Service Recipient of its obligations under this TSA.

9.2 Service Provider Indemnification Obligation. Subject to Section 10 of this TSA, Service Provider shall defend, indemnify and hold harmless Service Recipient and its Affiliates, and its and their respective directors, partners, officers, employees and agents (each, a “Service Recipient Indemnified Party”), against any and all Losses suffered, sustained, incurred or paid arising from or relating to breach by Service Provider of its obligations under this TSA.

9.3 Indemnification Notice and Procedures. The indemnification procedures set forth in Sections 4.6–4.8 and Sections 4.10-4.11 of the SDA and in the Tax Matters Agreement shall apply mutatis, mutandis to the indemnified and indemnifying parties hereunder as if fully set forth herein.

SECTION 10. Limitation of Liability.

10.1 NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS TSA, EXCEPT FOR LOSSES ARISING FROM (A) ACTUAL AND INTENTIONAL FRAUD, GROSS NEGLIGENCE AND WILLFUL MISCONDUCT, AND (B) KNOWING AND INTENTIONAL VIOLATION OF APPLICABLE LAWS, NO PARTY (INCLUDING ITS RESPECTIVE AFFILIATES AND SUBCONTRACTORS, AS APPLICABLE) SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES, LOSS OF PROFITS, LOST OR ANTICIPATED SAVINGS, LOSS OF BUSINESS OPPORTUNITY OR INJURY TO GOODWILL RELATING TO THE SAME AND ATTORNEY’S FEES) ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT OR ANY OF THE SERVICES TO BE PROVIDED HEREUNDER OR THE PERFORMANCE OF OR FAILURE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, AND REGARDLESS OF WHETHER SUCH DAMAGES ARE FORESEEABLE OR AN AUTHORIZED REPRESENTATIVE OF THE OTHER PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES.

10.2 NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT AND EXCLUDING AMOUNTS DUE UNDER SECTION 4, EXCEPT FOR LOSSES ARISING FROM (A) ACTUAL AND INTENTIONAL FRAUD, GROSS NEGLIGENCE AND WILLFUL MISCONDUCT, (B) KNOWING AND INTENTIONAL VIOLATION OF APPLICABLE LAWS, (C) BREACHES OF SECTION 11 (CONFIDENTIALITY), AND (D) INDEMNIFICATION OBLIGATIONS UNDER SECTION 9 (INDEMNIFICATION), NO PARTY’S TOTAL LIABILITY (INCLUDING ITS RESPECTIVE AFFILIATES AND SUBCONTRACTORS’ LIABILITY, AS APPLICABLE) FOR LOSSES ARISING UNDER THIS TSA SHALL EXCEED THE AGGREGATE AMOUNT OF FEES PAID UNDER THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE FORESEEABLE OR AN AUTHORIZED REPRESENTATIVE OF THE OTHER PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES.

SECTION 11. Confidentiality.

11.1 Duty of Confidentiality. With respect to any non-public information disclosed by a Party (or its Affiliates or representatives) (the “Disclosing Party”) to the other Party (or its Affiliates or representatives) (the “Receiving Party”) after Closing for the purpose of this TSA which non-public information is either marked or otherwise identified as confidential or proprietary or would reasonably be considered confidential or proprietary in light of the nature of the information (collectively, the “TSA Confidential Information”), the Receiving Party agrees that (i) it will keep such TSA Confidential Information confidential, using at least the same degree of care used to protect its own confidential or proprietary information, but not less than reasonable care, to prevent the disclosure or accessibility to others of the Disclosing Party’s TSA Confidential Information and (ii) it will use the Disclosing Party’s TSA Confidential Information only for the purpose of performing its obligations under this TSA. The Receiving Party shall limit dissemination of and access to the Disclosing Party’s TSA Confidential Information to only such of its Affiliates, advisers, employees, agents or contactors (including, in the case of Service Provider, any third party engaged to provide the Services hereunder) or consultants who have a need to know for the purpose of this TSA; provided that (1) any third party to which TSA Confidential Information is provided by a Receiving Party is subject to confidentiality and non-use obligations with respect to such TSA Confidential Information at least as protective as the obligations set forth herein and (2) the Receiving Party shall be responsible for any breach of such obligations by any such third party to the same extent as if the Receiving Party had breached its confidentiality and non-use obligations hereunder. The Parties’ confidentiality obligations with respect to non-public information of one Party in the possession of the other Party as of Closing shall be governed by the SDA and not this Section 11 of the TSA.

11.2 Exclusions. Specifically excluded from the foregoing obligations is any and all information that the Receiving Party can show: (a) is already known to the Receiving Party at the time of disclosure and is not subject to a confidentiality obligation; (b) was independently developed by the Receiving Party prior to disclosure, without breach of this TSA and without use of or reference to TSA Confidential Information in any way; (c) is already in the public domain at the time of disclosure, or thereafter becomes publicly known other than as the result of a breach by the Receiving Party of its obligations under this TSA; or (d) is rightfully obtained by the Receiving Party from a third party authorized to make such disclosure without restriction.

11.3 Required Disclosures. If, upon advice of counsel, any Disclosing Party’s TSA Confidential Information is required to be disclosed by applicable Legal Requirements by the Receiving Party, then the Receiving Party shall promptly notify the Disclosing Party and, insofar as is permissible and reasonably practicable, give the Disclosing Party an opportunity to appear and to object to such production before producing the requested information. Any such production shall be limited to that portion of the TSA Confidential Information required to be disclosed.

11.4 Destruction of TSA Confidential Information. Upon the termination or expiration of this TSA, or upon written request of a Party, other than as required by applicable Legal Requirements, each Party, as a Receiving Party, shall return or destroy the TSA Confidential Information of the Disclosing Party in such Receiving Party’s possession and provide a written certification of destruction (as applicable) with respect thereto to such Disclosing Party; provided, however, that neither Party shall be liable for breach of its obligations hereunder to the extent it cannot, as Service Provider, reasonably provide any Services without such TSA

Confidential Information so requested by the other Party under this Section 11.4 to be destroyed. Notwithstanding the foregoing, a Party may retain copies of TSA Confidential Information stored in back-up/archival storage in accordance with its retention policies, provided that such Party shall continue to be bound by the obligations of confidentiality and non-use hereunder with respect to such TSA Confidential Information while it is in its possession.

11.5 System Security.

(a) In connection with the performance of its obligations or receipt of Services under this TSA, each Party shall comply with all requirements of applicable Data Protection Laws (as such term is defined in each of the Data Protection Terms set forth in Exhibit C) and any contractual obligations, binding industry standards and rules, and self-regulatory standards that relate to privacy, information security or data protection in relation to this TSA.

(b) If either Party or its Affiliate (as the “Accessing Party”) is given access to the other Party’s or its Affiliates’ (the “Network Owner”) computer systems, networks, email systems, software, servers, routers, hubs, circuits, switches, data communications lines, storage, firmware, hardware, databases, Internet websites and all other equipment and systems (collectively, the “Systems”) in connection with the applicable Services, the Accessing Party shall comply with all of the Network Owner’s privacy and information security policies, procedures and requirements (collectively, “Security Regulations”), and shall not tamper with, compromise or circumvent any security or audit measures employed by the Network Owner. Further, the Accessing Party shall not convey, copy, license, sublicense, modify, translate, reverse engineer, decompile, disassemble, tamper with or create any derivative work based on such Systems, or transmit any data that contains software viruses, time bombs, worms, Trojan horses, spyware, disabling devices or any other malicious or unauthorized code to or through the Systems. The Accessing Party shall access and use only those Systems of the Network Owner for which it has been granted the right to access and use and shall use such Systems solely as necessary to provide or receive, as applicable, the Services hereunder.

(c) The Accessing Party shall ensure that only those personnel of the Accessing Party who are specifically authorized to have access to the Systems gain such access and prevent unauthorized access, use, destruction, alteration or loss of information, including Personal Data (as such term is defined in each of the Data Protection Terms set forth in Exhibit C), contained therein, including notifying such personnel of the restrictions set forth in this TSA and the Security Regulations.

(d) If, at any time, an Accessing Party determines that any such personnel has sought to circumvent, or has circumvented, the Security Regulations, that any unauthorized personnel has or has had access to the Systems, or that any such personnel has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software of a Network Owner, the Accessing Party shall immediately terminate any such Person’s access to the Systems and immediately notify the Network Owner. In addition, a Network Owner shall have the right to deny personnel of an Accessing Party access to the Systems upon notice to the Accessing Party in the event that the Network Owner reasonably believes that such personnel have engaged in any of the activities set forth above in this Section 11.5(d) or otherwise pose a security concern. Each Accessing Party shall cooperate with the applicable Network Owner in investigating any unauthorized access to the Systems.

(e) To the extent that a Party Processes Personal Data (as such terms are defined in each of the Data Protection Terms set forth in Exhibit C) of or on behalf of the other Party, the Accessing Party shall not sell, retain, use or disclose the Personal Data for any purpose other than for the specific purposes for which access was granted, including retaining, using, or disclosing the Personal Data for a commercial purpose other than the purpose for which access was granted.

(f) Without prejudice to a Party’s obligations under Data Protection Laws (as such term is defined in each of the Data Protection Terms set forth in Exhibit C), each Party shall promptly, and in any event within four (4) days, notify the other Party by email and by telephone to the other Party’s designated point of contact following the discovery of any Data Breach (as such term is defined in each of the Data Protection Terms set forth in Exhibit C) that has materially impacted, or that the notifying Party reasonably expects will materially impact, the other Party. The notifying Party shall provide periodic, reasonable updates on the current status of the Data Breach and the remediation efforts taken by the notifying Party to resolve the Data Breach.

(g) The provisions of Exhibit C hereto shall govern the Processing of Western Digital Data and Sandisk Data (as such terms are defined in the respective Data Protection Terms set forth in Exhibit C) in connection with the provision of the Services hereunder.

SECTION 12. Miscellaneous.

12.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed; or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, the Business Day following the date of transmission when receipt is confirmed:

If to WDC:

c/o Western Digital Corporation

5601 Great Oaks Parkway

San Jose, CA 95119

Attn: Cynthia Tregillis

Email: cynthia.tregillis@wdc.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue Suite 1400

Palo Alto, CA 94301

Attn: Thomas J. Ivey and Christopher J. Bors

Email: thomas.ivey@skadden.com and

christopher.bors@skadden.com

If to Spinco:

c/o Sandisk Corporation

951 Sandisk Drive

Milpitas, CA 95035

Attn: Bernard Shek

Email: bernard.shek@sandisk.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue Suite 1400

Palo Alto, CA 94301

Attn: Thomas J. Ivey and Christopher J. Bors

Email: thomas.ivey@skadden.com and christopher.bors@skadden.com

12.2 Entire Agreement. This TSA, including any schedules and amendments hereto and thereto, and the other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings, both written and oral, between the Parties with respect to such subject matter hereof and thereof. The Service Schedules to this TSA shall be deemed incorporated in this TSA and shall form a part of it.

12.3 Amendment and Waivers.

12.3.1 This TSA may be amended or supplemented in any and all respects and any provision of this TSA may be waived and any such waiver shall be binding upon a Party, only if such waiver is set forth in a writing executed by such waiving Party bound thereby, and any such amendment or supplement shall be effective only if set forth in a writing executed by each of the Parties; and any such waiver, amendment or supplement shall not be applicable or have any effect except in the specific instance in which it is given. No course of dealing between or among any Persons having any interest in this TSA shall be deemed effective to modify, amend or discharge any part of this TSA or any rights or obligations of any Party under or by reason of this TSA.

12.3.2 Notwithstanding the foregoing, no failure on the part of any Party to exercise any power, right, privilege or remedy under this TSA, and no delay on the part of any Party hereto in exercising any power, right, privilege or remedy under this TSA, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this TSA or any such waiver of any provision of this TSA must satisfy the conditions set forth in Section 12.3.1 and shall be effective only to the extent in such writing specifically set forth.

12.4 Severability. Any term or provision of this TSA which is invalid or unenforceable in any situation in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this TSA in any other jurisdiction or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any provision of this TSA is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. If a final judgment of a court of competent jurisdiction declares that any term or provision of this TSA is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this TSA shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

12.5 Governing Law; Specific Performance; Forum; Waiver of Jury Trial.

12.5.1 This TSA and the consummation of the transactions contemplated hereby, and any Action (whether at law, in contract, in tort or otherwise) arising out of or relating to this TSA and the consummation of the transactions contemplated hereby, or the negotiation, validity, interpretation, performance, breach or termination of this TSA and the consummation of the transactions contemplated hereby, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof. In addition, each of the Parties irrevocably agrees that, subject (except in the case of any legal action or proceeding seeking specific performance) to prior compliance with Section 3.2, any legal action or proceeding with respect to this TSA and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this TSA and the rights and obligations arising hereunder, brought by any other Party or its respective successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this TSA or any of the transactions contemplated by this TSA in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this TSA: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 12.5; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by applicable Legal Requirements, any claim that: (i) the suit, action or proceeding in such court is brought in an inconvenient forum; (ii) the venue of such suit, action or proceeding is improper; or (iii) this TSA, or the subject matter hereof, may not be enforced in or by such courts (other than by reason of, except in the case of any action or proceeding for specific performance, needing to first comply with the provisions of Section 3.2). The Parties agree that service of any court paper may be made in any manner as may be provided under the applicable Legal Requirements or court rules governing service of process in such court. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS TSA OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.5.2 Each of the Parties acknowledges and agrees that any other Party to this TSA would be damaged irreparably and suffer unreasonable hardship in the event that any term or provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached or violated. Accordingly, each of the Parties agrees that, any other Party may, by posting a bond or other undertaking, without regard to compliance with Section 3.2, seek an injunction or injunctions to prevent breaches or violations of the provisions of this TSA and to seek to enforce specifically this TSA and the terms and provisions hereof and thereof in any claim instituted in any court with jurisdiction over the Parties or their assets in addition to any and all other rights and other remedies at law or in equity and all such rights and remedies will be cumulative.

12.6 Construction.

12.6.1 For purposes of this TSA, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include masculine and feminine genders.

12.6.2 The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this TSA.

12.6.3 As used in this TSA, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

12.6.4 As used in this TSA, the words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import shall refer to this TSA as a whole and not to any particular provision of this TSA.

12.6.5 The measure of a period of one (1) month or year for purposes of this TSA will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

12.6.6 As used in this TSA, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

12.6.7 As used in this TSA, the word “will” shall be deemed to have the same meaning and effect as the word “shall.”

12.6.8 As used in this TSA, the terms “or,” “any” or “either” are not exclusive and shall be deemed to be “and/or.”

12.6.9 As used in this TSA, references to “written” or “in writing” include in electronic form.

12.6.10 As used in this TSA, references to the “date hereof” are to the date of this TSA.

12.6.11 Except as otherwise indicated, all references in this TSA to “Sections,” “Articles” and “Schedules” are intended to refer to Sections or Articles of this TSA and Schedules to this TSA.

12.6.12 The section and other headings and subheadings contained in this TSA are for convenience of reference only, shall not be deemed to be a part of this TSA and shall not be referred to in connection with the construction, meaning or interpretation of this TSA. The preamble and the recitals set forth at the beginning of this TSA are incorporated by reference into and made a part of this TSA.

12.6.13 Unless otherwise stated in the Service Schedules, any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

12.6.14 As used in this Agreement, references to “U.S. dollars” and “$” in this report are to the lawful currency of the United States of America.

12.7 Counterparts. This TSA may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This TSA may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means. The exchange of a fully executed agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

12.8 Assignability; Binding Effect. This TSA shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns. Neither this TSA nor any Party’s rights, interests or obligations hereunder may be assigned or delegated by any such Party, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties; provided, however, that (a) Service Provider may freely assign its rights under this TSA, in whole or in part, and its rights and obligations hereunder (x) to an Affiliate of Service Provider, or (y) in connection with a sale or restructuring of any of its businesses or assets to which this TSA relates, (b) the rights of Service Recipient hereunder may be assigned in part for a relevant

Service to its Affiliate who is the intended recipient of such Services and (c) any Party may assign this TSA in whole in connection with a merger transaction in which such party is not the surviving entity. Except as set forth in the preceding sentence, any attempted assignment or delegation of this TSA or any of such rights or obligations by any Party without the prior written consent of the other Party shall be void and of no effect. Except as set forth in Section 12.9, nothing in this TSA, express or implied, is intended to or shall confer upon any Person (other than the Parties and their permitted successors and assigns) any power, right, privilege or remedy of any nature whatsoever under or by reason of this TSA.

12.9 No Third-Party Beneficiaries. Except for the provisions of Section 9 with respect to indemnification of indemnified parties, which is intended to benefit and be enforceable by the Persons specified therein as indemnified parties, this TSA is solely for the benefit of the Parties and their respective successors and permitted assigns, and is not intended, and shall not be deemed, to (x) create any agreement of employment with any person, (y) confer on third parties (including any employee of the Flash Business, the Service Recipient or Service Provider) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this TSA, or (z) otherwise create any third-party beneficiary hereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the duly authorized officers or representatives of the parties to this TSA have duly executed this TSA as of the date first written above.

WESTERN DIGITAL CORPORATION

By:	/s/ Wissam Jabre
Name: Wissam Jabre
Title: Executive Vice President and Chief Financial Officer

SANDISK CORPORATION

By:	/s/ David V. Goeckeler
Name: David V. Goeckeler
Title: Chief Executive Officer